UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of report:  February 11, 2011

Date of earliest event reported:  February 7, 2011

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CAMAC ENERGY INC.
(Exact name of registrant as specified in its charter)

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Delaware
(State or other jurisdiction of incorporation)

001-34525	30-0349798
(Commission File Number)	(IRS Employer Identification Number)

250 East Hartsdale Ave., Hartsdale, New York 10530
(Address of principal executive offices)

(914) 472-6070
(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 7, 2011, Mr. Richard Grigg, the Company’s Senior Vice President and Managing Director, announced his retirement and resignation from the Company effective February 7, 2011.  The Company accepted Mr. Grigg's retirement and resignation, and appointed Ms. Heidi Wong to serve as the Company's Managing Director.

Following the effective date of his resignation and through March 31, 2011, Mr. Grigg shall continue to serve as an independent consultant to the Company to assist in the transition of his management roles and responsibilities to Ms. Wong through a consulting firm owned and controlled by Mr. Grigg and pursuant to a consulting agreement.  As compensation, Mr. Grigg’s consulting firm shall receive a fee of $31,000 per month.  Mr. Grigg’s consulting agreement will be terminable by the Company at any time in the event of his breach of the agreement.

Mr. Grigg’s retirement was not because of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 8.01  Other Events.

Mr. Grigg’s management roles and responsibilities have been assumed by Ms. Wong, who has served as the Company’s General Manager – Business Development, Government Relations and External Affairs since October 2008.  Ms. Wong has more than twenty years of experience in business development, government liaison and commercial affairs in the Chinese energy market.  Before joining the Company in 2008, Ms. Wong served as General Manager, Commercial and Government Affairs at Australia-based Sino Gas & Energy Ltd. (“SGE”) in their Beijing office, and prior to SGE, Ms. Wong served in various management and development roles with Texaco Inc. and, following the consummation of Chevron Corp.’s merger with Texaco in October 2001, with Chevron, including as Director of Marketing and Government Affairs for Texaco China, General Representative for Texaco in Beijing prior to the Texaco-Chevron merger, and Vice President of Business Development and External Affairs for ChevronTexaco China Energy Co.  Ms. Wong holds an MBA degree from Wuhan University, Beijing.

The Company and Ms. Wong have entered into an Amended and Restated Employment Agreement, dated January 21, 2011 (the “Amended Wong Agreement”), which amends and restates her prior Employment Agreement, dated August 14, 2008, pursuant to which Ms. Wong now serves as the Company’s Managing Director.  The Amended Wong Agreement provides for an employment term commencing on January 21, 2011 and ending on the third anniversary of such date, and provides for a base salary of RMB 970,872 (approximately $147,000)  per year (net of Chinese income tax), an annual performance-based bonus award targeted at 20% of her then-current base salary, awardable in the discretion of the Company’s Board of Directors, the reimbursement of certain accommodation expenses in Beijing, China, a one-time cash bonus of $40,000, an option to purchase 100,000 shares of the Company’s Common Stock, vesting over three years, and certain other transportation and expenses of Ms. Wong.  In addition, in the event the Company terminates Ms. Wong’s employment without Cause (as defined in the Amended Wong Agreement), the Company must pay to Ms. Wong a lump sum amount equal to 50% of Ms. Wong’s then-current annual base salary.  Other than the Amended Wong Agreement described herein, there are no arrangements or understandings between Ms. Wong and any other persons pursuant to which he was selected as an officer of the Company and there are no transactions between the Company and Ms. Wong that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 11, 2011

CAMAC Energy Inc.
By:	/s/ Byron A. Dunn
Byron A. Dunn
Chief Executive Officer